EXHIBIT 21




                          Subsidiaries



Energy East Corporation - Incorporated in the State of New York.

EnerSoft Corporation - Incorporated in the State of Delaware.

KENETECH Energy Management, Inc. - Incorporated in the State of
Massachusetts.

NGE Enterprises, Inc. - Incorporated in the State of Delaware.

NGE Funding Corporation - Incorporated in the State of Delaware.

NGE Generation, Inc. - Incorporated in the State of New York.

Somerset Railroad Corporation - Incorporated in the State of New
York.

XENERGY, Inc. - Incorporated in the State of Massachusetts.